Calculation of Filing Fee Tables
S-8
ROYAL BANK OF CANADA
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Other	Deferred Compensation Obligations	Other	600,000,000	$ 1.00	$ 600,000,000.00	0.0001531	$ 91,860.00
Total Offering Amounts:						$ 600,000,000.00		$ 91,860.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 91,860.00
Offering Note
[1]	(1) The Deferred Compensation Obligations are unsecured obligations of Royal Bank of Canada to pay deferred compensation in the future, which may in whole or in part consist of or be based on its Common Shares (defined below) or other interests therein, in accordance with the terms of the Amended and Restated Royal Bank of Canada US Wealth Accumulation Plan, effective from and after January 1, 2020 (the "Wealth Accumulation Plan") and the Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan, effective from and after January 1, 2020 (the "Deferred Advantage Plan" and, together with the Wealth Accumulation Plan, the "Plans"). (2) The amount registered is based upon an estimate of the amount of compensation to be deferred by participants under the Plans, estimated to be approximately U.S.$420,000,000 for the Wealth Accumulation Plan and approximately U.S. $180,000,000 for the Deferred Advantage Plan, and is estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.